Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aclarion, Inc. (fla Nocimed, Inc.)

San Mateo, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of Aclarion, Inc. (fka Nocimed, Inc.) of our report dated October 22, 2021 (except for Note 3, as to which the date is December 6, 2021) relating to the financial statements at and for the years ended December 31, 2020 and 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Daszkal Bolton LLP

Boca Raton, Florida

January 4, 2022